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                                                                     EXHIBIT 5.2


                      [Letterhead of Dewey Ballantine LLP]


                                February 11, 2004

Finisar Corporation
1308 Moffett Park Drive
Sunnyvale, California  94089

     Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as special New York counsel to Finisar Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), relating to, among other things, the registration of $150,000,000 aggregate principal amount of the Company's 2-1/2% Convertible Subordinated Notes due 2010 (the "Notes").

     We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and officers of the Company and such other instruments as we have deemed necessary or appropriate as a basis for the opinions expressed below, including the Registration Statement and the Indenture under which the Notes were issued.

     Based on the foregoing, we are of the opinion that the Notes are valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the qualification that the enforceability of the Company's obligations thereunder may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general equitable principles (whether considered in a proceeding at law or in equity). Our opinion is subject to the following additional qualifications:

          1. We express no opinion with respect to any provision of the Indenture that purports to require a prevailing party in a dispute to pay attorneys' fees and expenses, or other costs, to a non-prevailing party.

          2. Indemnities, rights of contribution, exculpatory provisions, ' waivers and provisions requiring arbitration of disputes may be limited by statute or regulation or on public policy grounds.
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     We are members of the Bar of the State of New York, and in expressing the foregoing opinion, we are not passing upon the laws of any jurisdiction other than the laws of the State of New York and the Federal laws of the United States.

     We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and the Prospectus included therein.
In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                        Very truly yours,


                                        DEWEY BALLANTINE LLP